Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 25, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Announces Changes to Executive Leadership Team

Benjamin D. Lamb Promoted to Executive Vice President and Chief Operating Officer

Alaina K. Brooks Promoted to Executive Vice President, Chief Legal and Administrative Officer, and Secretary

Eric D. Batchelder, Executive Vice President and Chief Financial Officer, will lead Corporate Development

DALLAS, June 25, 2018—The EnLink Midstream companies (EnLink), EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership, announced today that EnLink’s Boards of Directors approved several changes to EnLink’s executive and senior leadership teams.

“EnLink is at an exciting point in our journey,” said Michael J. Garberding, President and Chief Executive Officer. “We recently announced plans for a new, long-term strategic partnership with Global Infrastructure Partners, and we continue to proactively transform our company to better align our leadership team with our strategic plan and its geographically driven, cross-commodity growth strategies. These leadership changes will generate further cross-commodity focus, more efficiencies for our business, stronger customer service, and increased growth opportunities to ensure our lasting success.”

Benjamin D. Lamb is promoted to Executive Vice President and Chief Operating Officer. He will lead commercial and operational efforts across all of EnLink’s asset areas, ensuring the successful execution of EnLink’s strategic plan and seven growth strategies.

Lamb joined EnLink’s predecessor company, Crosstex Energy, in 2012 and has played a key role in the development and execution of the company’s strategic plan, including leading several transformative acquisitions. Most recently, Lamb served as Executive Vice President of Oklahoma and North Texas, overseeing operations and commercial activity in EnLink’s key supply basins.

Alaina K. Brooks is promoted to EnLink’s Executive Leadership Team as Executive Vice President, Chief Legal and Administrative Officer, and Secretary. She will lead several departments across the company, including legal, regulatory, human resources, public and industry affairs, and environmental, health, and safety. She continues to play a leadership role in the creation and successful execution of EnLink’s strategic plan.

Brooks joined EnLink’s predecessor company in 2008 and has filled several legal roles since that time, most recently as Senior Vice President and General Counsel. She has overseen litigation, commercial contracts, mergers and acquisitions, regulatory issues, and other legal matters while working alongside EnLink’s leadership team in the execution of EnLink’s strategic plan and all major company transactions.

Eric D. Batchelder, Executive Vice President and Chief Financial Officer, will add corporate development to his CFO responsibilities, leading the company’s strategy around investments, growth opportunities, and financing.

Batchelder joined EnLink in January 2018 as Executive Vice President and CFO. He has more than 15 years of financial leadership experience in the energy sector, most recently as Managing Director, Energy Investment Banking at RBC Capital Markets, where he was responsible for transaction structuring, capital markets activity, strategic planning, business development efforts, and maintaining key client relationships for the bank’s U.S. midstream energy advisory business.

The Executive Leadership Team is led by Garberding, who remains President and CEO, and Barry E. Davis, who remains Executive Chairman.

Other Leadership Changes

EnLink also announced promotions of the following senior leaders, who will report to Lamb:

•                  Michael S. Burdett to Senior Vice President — Texas

•                  Cynthia L. Jaggi to Senior Vice President — Oklahoma

•                  Christopher H. Tennant to Senior Vice President — Louisiana

•                  Jared C. Larew to Senior Vice President — Engineering

By refocusing the company leadership on its geographic growth strategies, EnLink is also changing its historic structure of having liquids and gas business units to instead focus on four core asset teams: Oklahoma, Permian, North Texas, and Louisiana.

Additionally, McMillan (Mac) Hummel, EnLink Executive Vice President and President of the Liquids Business Unit, is leaving the company and will be pursuing other interests. Hummel has been with EnLink since its creation in 2014.

“Our combined executive and senior leadership teams bring considerable drive and deep expertise, and I am excited to start a new chapter in EnLink’s journey with this team in place,” Garberding said. “At the same time, we are thankful to Mac for his service, as he played an important role in getting EnLink to where we are today. We wish him success.”

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities. EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by EnLink Midstream Partners, LP (the Partnership) and EnLink Midstream, LLC (the General Partner) based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the closing of the transaction between Devon and Global Infrastructure Partners, the addition of Global Infrastructure Partners as a part of the Partnership as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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